BARRY L. FRIEDMAN, P.C.
                     Certified Public Accountant

1582 TULITA DRIVE                         OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123                   FAX NO (702) 896-0278



November 3, 1999


Securities and Exchange Commission
450 Fifth Street, NW Washington, DC
USA 20549

Dear Sirs:

Re:  POPstar Communications, Inc., formerly Cherokee Leather, Inc.
(the "Company")

We were the previous principal auditors of the above Company. On March 10, 1999, we reported on the financial statements of the Company for the years ended December 31, 1998, 1997 and 1996, and subsequently issued an audit opinion under generally accepted auditing standards in the United States. On July 20, 1999, we were dismissed as auditors for the Company. We have reviewed the registration statement on Form 10-SB (the "Form 10") filed by the Company and agree with the statements disclosed by the Company under
Part II, Item 3 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. There was no adverse opinion or disclaimer of opinion. The opinion was not qualified due to uncertainty, audit scope or accounting principles. We consent to the use of our report and to the reference to our firm in the registration statement on Form 10-SB.

Yours very truly,


/s/ Barry L. Friedman
Barry L. Friedman
Certified Public Accountant